UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2022

Red Oak Capital Fund VI, LLC
(Exact name of issuer as specified in its charter)

Delaware	92-1160134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Kenmoor Avenue SE, Suite 200

Grand Rapids, Michigan 49546

(Full mailing address of principal executive offices)

(616) 734-6099

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund VI, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circulars pertaining to our bond and preferred unit offerings dated January 18, 2023, and  January 20, 2023, respectively filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference https://www.sec.gov/Archives/edgar/data/1957571/000165495423000533/redoakii_1aa.htm

https://www.sec.gov/Archives/edgar/data/1957571/000165495423000668/redoakvi_1a.htm.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund VI, LLC, a Delaware limited liability company.

Red Oak Capital Fund VI, LLC, a Delaware limited liability company, was formed on June 10, 2021 to originate and acquire senior loans collateralized by commercial real estate in the U.S. Our business plan is to originate, acquire, and manage commercial real estate loans and other commercial real estate-related debt instruments. While the commercial real estate debt markets are complex and continually evolving, we believe they offer compelling opportunities when approached with the capabilities and expertise of Red Oak Capital GP, LLC, or our Manager, a wholly owned subsidiary of Red Oak Capital Holdings, LLC, or our Sponsor. Our Manager intends to actively participate in the servicing and operational oversight of our assets rather than subrogate those responsibilities to a third party.

Our investment objective is to preserve and protect our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. Our investment strategy is to originate loans and invest in debt and related instruments supported by commercial real estate in the U.S.  Through our Manager, we draw on our Sponsor’s and its affiliates’ established sourcing, underwriting and structuring capabilities in order to execute our investment strategy.

The Company does not intend to act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell, or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We are managed by our Manager, which is wholly owned by our Sponsor, a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

As of December 31, 2022, Red Oak Capital Fund VI, LLC had not yet commenced active operations. On January 18, 2023 we filed an offering statement on Form 1-A with the United States Securities and Exchange Commission, or SEC, to offer up to $35,000,000 of our 8.00% Series A and 8.65% Series Ra Unsecured Bonds, and subsequently on January 23, 2023 we filed an offering statement on Form 1-A with the SEC to offer up to $40,000,000 of our Series A Preferred Units, pursuant to  exemptions from registration under Tier II of Regulation A, each referred to herein collectively as the “Offerings.”  Subsequently, the offering of our bonds was qualified on January 23, 2023, and our offering of preferred units was qualified on January 26, 2023, and we commenced offering the securities at that time.

Proceeds of the Offerings, as well as a capital contribution by our Sponsor in exchange for Common Units, will be applied to invest in collateralized senior commercial mortgage notes, or property loans, and the payment or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the Offerings and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our assets.

As of December 31, 2022, we had not entered into any arrangements creating a reasonable probability that we would own a specific property loan or other asset. The number of additional property loans and other assets that we will acquire will depend upon the number of bonds and preferred units sold and the resulting amount of the net proceeds available for investment in additional property loans and other assets.

Results of Operations – as of December 31, 2022

Having not commenced active operations as of December 31, 2022, we had not acquired any property loans or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the commercial real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $35,000,000 of bonds and up to $40,000,000 of preferred units, and our Sponsor has committed to contribute up to $1,500,000 in exchange for 6,000 of our Common Units, callable by our Manager at times and in amounts in our Manager’s discretion.  Our principal demands for cash will be for acquisition costs, including the purchase price of any properties loans or other assets we acquire, the payment of our operating and administrative expenses. Generally, we will fund acquisitions from the net proceeds of this Offering. We intend to acquire additional assets with cash and/or debt. As we are dependent on capital raised in the Offerings to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to originate or acquire property loans and meet our business objectives regardless of the amount of capital raised in this offering. If the capital raised in this offering is insufficient to purchase assets solely with cash, we will implement a strategy of utilizing a mix of cash and debt to acquire assets.

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We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and any continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Trend Information

As of December 31, 2022, having not commenced active operations, we had not acquired any loans or other assets. We have a robust pipeline of loan origination opportunities, and we expect to begin deploying capital into senior secured commercial real estate loans in the second quarter of 2023.

As of December 31, 2022, we had not sold any Bonds or Member Units. In the four closings held after December 31, 2022, we have sold $10,329,000 of Series A Bonds, $110,000 of Series A R-Bond, and $5,536,000 of Series A Member Units.

As a result of global macroeconomic events, including the Ukraine war, price inflation, financial institution distress, concerns about a downturn and the lingering effects of the COVID-19 pandemic, uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of these events presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact these events may have on us at this time. As of the date of this report, we have not commenced lending and as such have not experienced a significant increase in the number of late payments or defaulting borrowers, yet we may experience adverse effects in the performance of our future loans as a result of adverse geopolitical and economic trends, which may materially alter our ability to pay our debt service obligations and fees.

Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Gary Bechtel	65	Chief Executive Officer*	August 2020
Kevin P. Kennedy	57	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	56	Chief Business Development Officer*	November 2019
Paul Cleary	59	President and Chief Operating Officer	March 2022
Thomas McGovern	44	Chief Financial Officer	April 2022
Robert Kaplan	52	Chief Legal Officer and EVP	March 2023

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

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Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor. Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA. He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

 Raymond T. Davis is Chief Business Development Officer and a member of the board of managers for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

Paul Cleary is President and Chief Operating Officer for our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender.  He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

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Thomas McGovern is Chief Financial Officer of our Sponsor. Thomas is responsible for leading the financial accounting and reporting function, including supporting the capital raising and investor relations efforts. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas is a Certified Public Accountant (CPA), holds the Chartered Financial Analyst (CFA) designation, and the Series 79 securities license.

Robert R. Kaplan, Jr. serves as Chief Legal Officer and Executive Vice President for Corporate Development for our Sponsor. Throughout his nearly 30-year career, Robert has represented clients and worked in such diverse industries as financial services and products, real estate, technology, professional sports, manufacturing and retail/consumer products. He has completed more than $4 billion worth of securities transactions, including registered and exempt securities offerings, private equity and institutional investment, real estate funds and syndications and REITs, in addition to institutional financings of real estate acquisitions and M&As. Recognized in the Best Lawyers in America within his fields each year since 2013, Robert was also selected as the 2022 “Lawyer of the Year” by Best Lawyers® for leveraged buyouts and private equity law. From 2012 to 2016, the Governor of the Commonwealth of Virginia called on Rob to serve on the Virginia Board of Housing and Community Development. Rob received his J.D. from the  Marshall-Wythe School of Law at the College of William & Mary and his A.B. from the College of William & Mary.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Gary Bechtel*	N/A	19.16%

LLC Interests	Kevin Kennedy*	N/A	27.65%

LLC Interests	Raymond Davis*	N/A	12.77%

LLC Interests	White Oak Capital Holdings, LLC*±	N/A	40.42%

LLC Interests	All Executives and Managers*	N/A	59.58%

_________________

*625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546

± Messrs. Bechtel and Davis own the majority of the voting equity securities (each own 40%) of White Oak Capital Holdings, LLC.

Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements

Item 6. Other Information

                None.

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Item 7. Financial Statements

RED OAK CAPITAL FUND VI, LLC

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

FOR THE PERIOD JUNE 10, 2021 (DATE OF FORMATION)
THROUGH DECEMBER 31, 2022

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Red Oak Capital Fund VI, LLC
Contents

8

INDEPENDENT AUDITOR’S REPORT

To the Managing Member

Red Oak Capital Fund VI, LLC

Opinion

We have audited the accompanying financial statements of Red Oak Capital Fund VI, LLC (a Delaware limited liability corporation), which comprise the balance sheet as of December 31, 2022, and the related statements of operations, changes in member’s capital, and cash flows for the period from June 10, 2021 (date of formation) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations, changes in member’s capital, and cash flows for the period from June 10, 2021 (date of formation) to December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

9

To the Managing Member

Red Oak Capital Fund VI, LLC

Page Two

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

Farmington Hills, Michigan May 19, 2023

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Red Oak Capital Fund VI, LLC
Balance Sheet
December 31, 2022

Assets

Total assets	$-

Liabilities and Member's Capital

Total liabilities	-

Total member's capital	-

Total liabilities and member's capital	$-

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Red Oak Capital Fund VI, LLC
Statement of Operations
For the period June 10, 2021 (Date of Formation) through December 31, 2022

Revenue:
Total revenue	$-

Expenses:
Total expenses	-

Net income (loss)	$-

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Red Oak Capital Fund VI, LLC
Statement of Changes in Member's Capital
For the period June 10, 2021 (Date of Formation) through December 31, 2022

Managing Member

Member's capital, June 10, 2021	$-

Capital contributions	-

Capital distributions	-

Net income (loss)	-

Member's capital, December 31, 2022	$-

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Red Oak Capital Fund VI, LLC
Statement of Cash Flows
For the period June 10, 2021 (Date of Formation) through December 31, 2022

Cash flows from operating activities:
Net income (loss)	$-

Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:

Net cash provided by (used in) operating activities	-

Cash flows from financing activities:

Net cash provided by (used in) financing activities	-

Net change in cash and cash equivalents	-

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$-

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Red Oak Capital Fund VI, LLC Notes to Financial Statements For the period June 10, 2021 (Date of Formation) through December 31, 2022

1. Organization

Red Oak Capital Fund VI, LLC, (the “Company”) is a Delaware limited liability company formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and Red Oak Capital Holdings, LLC is the sponsor. The Managing Member owns 100% of the Common Units and effectively controls all aspects of the Company.

The Company formed on June 10, 2021 and has not commenced operations. The Company anticipates raising a maximum of $40 million of Series A Preferred Membership Interests (the “Series A Units”) and a maximum of $35 million of Series A Unsecured Bonds (the “A Bonds”) and Series Ra Unsecured Bonds (the “Ra Bonds,” collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

2. Significant accounting policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

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Red Oak Capital Fund VI, LLC Notes to Financial Statements For the period June 10, 2021 (Date of Formation) through December 31, 2022

2. Significant accounting policies (continued)

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations.

Mortgage loans receivable

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable are expected to consist of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable will have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

Impairment and allowance for loan losses

Mortgage loans receivable are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement. Interest income is recognized to the extent paid or if the analysis performed on the related receivables supports the collectability of the interest receivable. A loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the loan are well collateralized and in the process of collection. When classified as nonaccrual, the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the loan is reasonably certain.

Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet.

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Red Oak Capital Fund VI, LLC Notes to Financial Statements For the period June 10, 2021 (Date of Formation) through December 31, 2022

2. Significant accounting policies (continued)

Bonds payable

Company-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Income taxes

As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2022, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2022, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

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Red Oak Capital Fund VI, LLC Notes to Financial Statements For the period June 10, 2021 (Date of Formation) through December 31, 2022

2. Significant accounting policies (continued)

Recent Accounting Pronouncements – Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments - Credit Losses: Measurement of Credit Losses of Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net carrying value at the amount expected to be collected on the financial asset. An entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes for financial assets measured at amortized cost. ASU 2016-13 is effective for the Company, under the extended transition period under the JOBS Act, for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect the adoption of ASU 2016-13 to have a material impact on its financial statements.

3. Allocation of net income and loss

As described in more detail in Article VII of the Operating Agreement, the Net Profits and Net Losses of the Company (and to the extent necessary, any allocable items of gross income, gain, loss and expense includable in the computation of Net Profits and Net Losses) shall be allocated among all Unitholders in such a manner that, as of the end of the taxable year or other relevant period, and to the extent possible, the Capital Account of each Unitholder shall be equal to (1) the net amount which would be distributed to such Unitholder if the Company were to liquidate the assets of the Company for an amount equal to their Adjusted Book Value, pay all liabilities of the Company (limited, with respect any nonrecourse liabilities, to the Adjusted Book Value of the assets securing such nonrecourse liabilities), and distribute the proceeds in liquidation in accordance with Section 10.2(a), minus (2) the Unitholder’s share of Company Minimum Gain and Unitholder Minimum Gain.

4. Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 1.00% of (i) all capital contributions of the Unitholders, net of any amounts invested at that time in loans or debt instruments, plus (ii) the outstanding principal amount of each loan or real estate debt instrument then held, including loans secured by real estate owned as a result of borrower default. As of December 31, 2022, no management fees have been accrued or paid.

The Company will also pay a disposition fee, to the Managing Member, of 0.50% of the proceeds received from the repayment of the principal amount of any of our debt investments or any other disposition of the underlying real estate. As of December 31, 2022, no disposition fees have been accrued or paid.

5. Bonds payable

After the close of the initial bond issuance and first full quarter of operations in the quarter ending June 30, 2023, the Company anticipates making quarterly interest payments to the A and Ra bondholders at a rate of 8.00% and 8.50% per annum, respectively. The Bonds are unsecured obligations and will rank junior to senior secured indebtedness. The maturity date of the Bonds will be December 31, 2028.

The A and Ra Bonds will be redeemable beginning January 1, 2027. Once the Company receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond.

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Red Oak Capital Fund VI, LLC Notes to Financial Statements For the period June 10, 2021 (Date of Formation) through December 31, 2022

5. Bonds payable (continued)

The Company’s obligation to redeem bonds in any given year pursuant to this Optional Redemption is limited to 15% of the outstanding principal balance of the Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Optional Redemption will occur in the order that notices are received.

6. Member’s equity

For the period June 10, 2021 through December 31, 2022, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. Upon execution of the operating agreement, the Managing Member must contribute $100. The Company has two classes of membership interests, Common Units and Series A Units. Common Units hold 100% of the voting interests.

After the close of the initial Series A Unit purchase, the Company anticipates making quarterly preferred return payments to the Series A Unitholders at a rate of 8.00% per annum. Additionally, the Company anticipates making one additional preferred return payment to the Series A Unitholders at a rate of 1.5% per annum. Any excess cash available for distribution will be distributed to the Common Unitholders.

Series A Units are redeemable beginning on the third anniversary of the first issuance of Series A Units to the holder. Once the Company receives written notice from the unitholder, it will have 90 days from the date such notice is provided to redeem the holder’s Series A Units at a price per unit equal to (i) $800 if the notice is received on or after the date of the third anniversary but prior to the fourth anniversary, and (ii) $1,000 if the notice is received on or after the fourth anniversary, plus any accrued but unpaid preferred return payments.

The Company’s obligation to redeem the Series A Units in any given year pursuant to this optional redemption is limited to 15% of the outstanding Series A Units on January 1st of the applicable year. The Company also has the right to delay or suspend Series A Unit redemptions if the Manager determines that the payment of the redemptions would harm remaining Unitholders, cause a default or violate covenants with any credit facilities of the Company, or materially impair the Company's ability to operate. Unit redemptions pursuant to the optional redemption will occur in the order that notices are received.

7. Commitments and contingencies

The Managing Member has incurred and will continue to incur organizational and offering expenses, which are reimbursable from the Company at 2% of total gross proceeds from the Series A Unit and Bond offerings. The organizational and offering costs are not represented on the Company’s financial statements due to these being contingent upon a successful completion of the Series A Unit and Bond offerings. The Company will expense organization costs when incurred and syndication costs will be a direct charge to equity as incurred. As of December 31, 2022, there have been approximately zero organizational costs incurred by the Managing Member. Through the date of issuance, the Managing Member has incurred approximately $228,000 of organizational and offering costs.

Red Oak Capital Holdings, LLC, the Company’s Sponsor, has committed to contribute $1.5 million in exchange for 6,000 Common Units in the Company, which may be called at time and in amounts in the discretion of the Managing Member.

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

8. Subsequent events

Since December 31, 2022, the Company has executed four closings resulting in total bond and equity gross proceeds of $10.44 and $5.54 million, respectively.

The financial statements were approved by management and available for issuance on May 19, 2023. Subsequent events have been evaluated through this date.

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Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Red Oak Capital Fund VI, LLC

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Fund VI, LLC

(3)(a)	Form of Indenture

(3)(b)	Form of A Bond

(3)(c)	Form of Ra Bond

(4)	Subscription Agreement

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on May __, 2023.

RED OAK CAPITAL FUND VI, LLC,

a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/ Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/ Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Thomas McGovern
Name:	Thomas McGovern
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

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